As filed with the Securities and Exchange Commission on February 6, 2018

Registration No. 333-222334

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CELLECT BIOTECHNOLOGY LTD.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS. Employer Identification No.)

23 Hata’as Street
Kfar Saba, Israel 44425
(+972) (9) 974-1444

(Address and telephone number of registrant’s principal executive offices)

Vcorp Services, LLC
25 Robert Pitt Drive, Suite 204
Monsey, New York 10952
888-528-2677

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Ronen Kantor, Esq. Giora Gutman, Esq. Doron Tikotzky Kantor Gutman & Amit Gross B.S.R. 4 Tower, 33 Floor 7 Metsada Street, Bnei Brak 5126112 Israel Tel: (+972) (3) 613-3371	Gary Emmanuel, Esq. Mark Selinger, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 Tel: (212) 547-5400

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Security (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (5)
Ordinary shares, no par value, underlying Warrants to Purchase American Depositary Shares (4)	11,279,380	$8.49	$4,788,096.81	$596.12

Total	11,279,380	$8.49	$4,788,096.81	$596.12

(1)	American Depositary Shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-212698). Each American Depositary Share represents twenty (20) ordinary shares.

(2)	This registration statement also includes an indeterminate number of shares underlying the ADSs that may become offered, issuable or sold to prevent dilution resulting from share splits, share dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the high and low sales prices of the ADSs on The Nasdaq Capital Market on January 31, 2018, divided by 20 (to give effect to the 1:20 ratio of ADSs to ordinary shares).

(4)	Consists of (i) 5,311,360 ordinary shares represented by 265,568 ADSs issuable upon the exercise of investor warrants issued in a private placement in September 2017, (ii) 149,840 ordinary shares represented by 7,492 ADSs issuable upon exercise of placement agent warrants issued in connection with the private placement in September 2017, (iii) 5,333,340 ordinary shares represented by 266,667 ADSs issuable upon the exercise of investor warrants issued in a private placement in January 2018, (iv) 484,840 ordinary shares represented by 24,242 ADSs issuable upon exercise of placement agent warrants issued in connection with the private placement in January 2018.

(5)	Includes $238.15 previously paid by the Registrant in connection with the previous filing of this registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2018

11,279,380 Ordinary Shares represented by 563,969 American Depositary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of up to 11,279,380 ordinary shares, no par value per share of Cellect Biotechnology Ltd., represented by 563,969 American Depository Shares, or ADSs, consisting of (i) 5,311,360 ordinary shares represented by 265,568 ADSs issuable upon the exercise of investor warrants originally issued in a private placement in September 2017, and (ii) 149,840 ordinary shares represented by 7,492 ADSs issuable upon the exercise of private placement warrants issued in connection with the private placement in September, 2017, (iii) 5,333,340 ordinary shares represented by 266,667 ADSs issuable upon the exercise of investor warrants originally issued in a private placement in January 2018, and (iv) 484,840 ordinary shares represented by 24,242 ADSs issuable upon the exercise of private placement warrants issued in connection with the private placement in January 2018. The selling shareholders are identified in the table commencing on page 14. Each ADS represents 20 ordinary shares. No ADSs are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our ADSs and our warrants issued in our U.S. initial public offering, or listed warrants, are listed on The NASDAQ Capital Market under the symbols “APOP” and “APOPW”, respectively. On February 5, 2018, the closing price of our ADSs and listed warrants on The NASDAQ Capital Market was $7.60 and $2.09, respectively.

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 8 of this prospectus to read about factors you should consider before purchasing any of our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2018

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find Additional Information”.

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any security other than the ordinary shares represented by ADSs offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

Throughout this prospectus, unless otherwise designated, the terms “we”, “us”, “our”, “Cellect”, “the Company” and “our Company” refer to Cellect Biotechnology Ltd. and its wholly-owned subsidiaries. References to “ordinary shares”, “ADSs”, “warrants” and “share capital” refer to the ordinary shares, ADSs, warrants and share capital, respectively, of Cellect.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Our financial statements are prepared and presented in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless derived from our financial statements or otherwise noted, the terms “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “U.S. dollar,” “US$,” “USD” or “$” refer to U.S. dollars, the lawful currency of the United States.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. You should read this summary together with the entire prospectus, including the risks related to our business, our industry, investing in our securities and our location in Israel, that we describe under “Risk Factors” and our consolidated financial statements and the related notes before making an investment in our securities.

Overview

We are an emerging biotechnology company that has developed a novel technology platform known as Apograft that functionally selects stem cells in order to improve the safety and efficacy of regenerative medicine and stem cell therapies. We aim to become the standard enabling technology for the enrichment of the stem cell population for companies developing stem cell therapies, for physicians practicing regenerative medicine and for researchers and academia engaged in stem cell research.

We believe our innovative technology platform represents a potential breakthrough in the field of regenerative medicine by using functional selection of stem cells. Efficient selection enables retention of most of the stem cells from various starting bulk of cells while neutralizing harmful mature cells from this bulk of raw material. Animal models suggest that this process results in dramatic decrease of toxicity coupled with the enrichment of the stem cell population.

Our Apograft technology platform takes advantage of a functional characteristic of stem cells relating to apoptosis. Apoptosis is the process of programmed cell death and is a vital part of physiological development and maintenance of all organisms. Stem cells flourish in an environment where normal cells die because their major role is reconstitution of damaged tissue. Stem cells are attracted to areas of cell death, areas typified by very high levels of apoptotic activity and apoptotic-inducing signals.

We are currently developing our first product based on our Apograft technology platform, the Apotainer selection kit. The Apotainer selection kit is an easy to use, cost effective, off the shelf stem cell selection kit. The Apograft technology platform is being tested for clinical use in allogeneic (using stem cells from a donor) hematopoietic stem cell transplantation, or HSCT for the treatment of hematological malignancies (blood cancers such as leukemia and lymphoma). HSCT, also known as bone marrow transplantation, has for decades been curative for many patients with hematological malignancies. Clinical trials have shown that HSCT can also be used for other non-malignant indications (such as autoimmune diseases), but is rarely used due to severe toxicity. Application of allogeneic HSCT is limited by graft-versus-host-disease, or GvHD, a condition in which the transplanted immune cells (populating the graft in much higher numbers then the stem cells) recognize the host cells and organs as foreign and attack them. GvHD does not resolve by itself and is a major cause of transplant-related morbidity and mortality. Despite improvements in the outcome of HSCT over recent years through improved supportive care, infection control and use of reduced intensity and reduced toxicity conditioning regimens, HSCT is still associated with significant morbidity and mortality mainly due to GvHD, and as such HSCT is restricted to patients with life threatening advanced diseases. Due to non-efficient selection of stem cells for HSCT, the complex and expansive laboratory process performed using technologies currently available is able to reduce toxicity only at a significant tradeoff —  failure of engraftment, graft rejection, cancer reoccurrence and high costs of treatment.

We have chosen allogeneic HSCT for the treatment of hematological malignancies as our first target indication for our Apograft technology platform in order to clinically validate that our technology can efficiently select stem cells resulting in neutralizing harmful cells and their associated medical complications. We believe that demonstrating the safety of our technology for this indication will validate the use of our Apograft technology platform for the treatment of other indications (e.g., nonmalignant bone marrow failure, solid organ transplantation and auto-immune diseases) and consequently for the adoption of our Apograft technology platform by stem cell therapeutic companies, academia, researchers and others seeking to enrich their stem cell population. In that regard, we believe that after the first reported results of our human trials, as discussed further below, we will achieve validation of our product’s safety profile, which may result in expediting further development of our technology for multiple indications, even before marketing approval is obtained. In addition, we believe such validation of our proof of concept will provide us with the opportunity to license our Apograft technology platform in the near term.

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We plan to bring our Apotainer selection kits to market for HSCT as a combination product subject to the primary jurisdiction of the Center for Biologics Evaluation and Research, or CBER. The term “combination product”, when used to describe our Apotainer selection kits, refers to a product, regulated by the FDA, which is comprised of a consumable medical device (container) with a biological activity.

In September 2017, we announced that the FDA granted orphan drug designation for ApoGraft for the prevention of acute and chronic GvHD in transplant patients. We plan in the future to apply for fast track and breakthrough technology, which, if received, would result in a reduced cost of development and expedited marketing approvals, however there is no assurance that such designations will ever be obtained.

Our development efforts to date have primarily culminated in two studies performed on human HSCT grafts. The first study was performed during 2015 - 2016. In this study we used small portions received under ethical committee approval from human donors to validate and optimize the process, and show robustness and repeatability of the process. More than 100 ApoGraft samples were analyzed for the different effects on the various groups of cells (stem and mature immune) as well as their functional capabilities (such as migration, colony forming and anti-cancer activity). The samples represented 5% of a graft used for transplantation into patients. The grafts were processed ex vivo and in mice allowing stem cell production for transplantation using ApoGraft. The use of the ApoGraft resulted in a significant increase in the death of certain mature immune cells, primarily unique subsets of T Lymphocytes, without compromising the quantity and quality of stem cells.

The second study, which was initiated in the first quarter of 2017, is a Phase I/II, dose escalating, 4-cohort, open label clinical trial of up to twelve patients designed to evaluate the safety, tolerability and efficacy of functionally selected donor derived mobilized peripheral blood cells that underwent our ApoGraft process and were transplanted into patients with hematological malignancies in an allogeneic hematopoietic stem cell transplantation. The primary endpoint of the study is overall incidence, frequency and severity of adverse events potentially related to Apograft™ at 180 days from transplantation. The first patient was recruited for this trial in February, 2017, and in January 2018 we reported that after one month follow-up, the first three patients have demonstrated complete acceptance of the stem cell transplant with no adverse events related to the study treatment, as determined by the clinical investigator, and no reported serious adverse events or suspected unexpected serious adverse reactions. We plan on recruiting a further three patients for the second cohort of patients.

We aim to commence a second human Apograft trial in the United States and/or Europe in the first half of 2018. In May 2017, we announced that the FDA provided us with pre-Investigational New Drug (IND) meeting minutes supporting an IND submission for ApoGraft. We hope to initiate a pivotal study for our Apotainer selection kits in 2018-2019.

We are also conducting studies on mesenchymal stem cells derived from fat tissues. In October 2017, we announced positive results from a more than 20-patient trial on the use of ApoGraft on stem cells derived from fat tissues. The study conducted with samples obtained via liposuction from over 20 adult patients was conducted in collaboration with the Plastic Surgery Department and Stem Cells Laboratory of the Tel-Aviv Medical Center (Ichilov Hospital). Fat-derived stem cells were treated according to our protocols and have shown that ApoGraft led to both an expansion of cells and an improvement in their unique cell activity and attributes. The ability of those cells to create colonies and differentiate into bone was enhanced significantly after only a short incubation. We aim to commence a Phase I/II trial of Apograft on stem cells derived from fat tissues in 2019.

Our Strategy

We have developed a novel technology platform, the ApoGraft technology platform, for the functional selection of adult stem cells. This technology is expected to improve the safety and efficacy of regenerative medicine and stem cell therapies by a cost effective method of achieving stem cells for any indication in quality, quantity and competitive price. We aim to become the standard enabling technology for the enrichment of stem cells and manufacturing of any adult stem cells based products for companies developing stem cell therapies and for researchers and academia engaged in adult stem cell research.

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Key elements of our strategy to accomplish this objective include the following:

●	Achieve relatively quick validation of the use of our ApoGraft technology platform in a clinical setting. We have chosen allogeneic HSCT for the treatment of hematological malignancies as our first target indication for our ApoGraft technology platform in order to clinically validate that our technology can efficiently select stem cells while eliminating harmful cells and consequently the medical complications such as GvHD. We believe hematopoietic cells transplantation to patients undergoing allogeneic HSCT can be dramatically improved. Based on our ApoGraft technology platform, we are currently developing the Apotainer selection kit, an off the shelf stem cell selection kit, which we believe may significantly improve the therapeutic potential of allogeneic HSCT by addressing major complications that currently contribute to the high morbidity and mortality of the procedure. We believe that the concomitant reduction of toxicity of allogeneic HSCT will allow clinicians to undertake HSCT earlier in the blood cancer treatment routine. Typically, combination products are expected to obtain relatively quicker validation from the FDA and the EMA when compared to pharmaceutical/ biological products. Based on our initial consultations with our U.S. and European regulatory consultants, we believe that we might only need to successfully complete a single pivotal study with a relatively small number of patients in order to obtain marketing approval of our Apotainer selection kit for allogeneic HSCT. We believe such a study can be completed in approximately two to three years. However, there is no guarantee that the proposed pathway will be approved by the FDA or EMA, or that validation will occur as quickly as we hope, if at all. In addition, we believe that our product may achieve “breakthrough” designation with the FDA, enabling a fast track review and approval process by the FDA however there is no assurance that such designations will ever be obtained. Typically, the validation process for regular clinical development for standard cell therapy can take between eight and ten years. In comparison to the typical validation process timeline, we believe our technology platform may complete the validation process relatively quickly.

●	Leverage our scientific, clinical and regulatory expertise to build and advance our ApoGraft technology platform beyond the allogeneic HSCT setting. Based on the validation of our Apotainer selection kit for clinical use in the allogeneic HSCT setting, we intend to test the kit for other indications such as nonmalignant failures of the bone marrow (i.e. aplastic anemia ), solid organ transplantation and auto-immune system disorders (such as Type 1 diabetes, Crohn’s disease, psoriasis and lupus). We also intend to develop our ApoGraft technology platform for other sources of stem cells (e.g., cord blood and fat) and other types of stem cells — most notably mesenchymal and neural. We believe that by expanding the various applications, sources and types of stem cells that can be used with our technology, we will establish broad use of our ApoGraft technology platform.

●	Build a diversified product portfolio. Beginning with the development of our Apotainer selection kit as a combination product or medical device, which we believe will shorten the time to market, we intend to expand our product development and build a diversified product portfolio of ApoGraft based products for a broad spectrum of market segments, up to and including all production and research processes for stem cell based products. The pipeline of products is designed to address different markets beyond the clinical use such as products for research purposes and tools for manufacturing facilities for cell therapies and especially adult stem cells.

●	Selectively engage in strategic partnerships that establish our ApoGraft technology platform as the standard enabling technology for the enrichment of the stem cell population. We ultimately seek to collaborate with other companies engaged in developing stem cell therapies. By incorporating our ApoGraft technology into their manufacturing process we will be able to significantly reduce their cost of manufacturing while improving the end products. As we believe our ApoGraft technology will significantly increase the yields of the first step of manufacturing (harvesting the stem cells) from any source of stem cells (i.e. blood, bone marrow, fat) and will result in a more purified bulk of stem cells, the next steps needed to reach the final products will be shorter, more efficient, less costly and result in a better product. During 2017, we partnered with a Boston-based life-science advisory firm to seek strategic licensing deals and global pharma partnerships.

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In the short term, we are currently focused on achieving the following critical milestones:

●	Pathway to first-in-human proof of concept: We are currently enrolling patients to a Phase I/II study performed on cancer patients undergoing matched related allogeneic HSCT. This Phase I/II trial was approved by the Israeli Ministry of Health and is being conducted at the Rambam Medical Center and Hadassah Medical Center.

●	Pathway to product prototype: We are engaged in developing prototypes of our Apotainer selection kit. We demonstrated a proof of concept for the binding of the apoptotic protein to a polymer without impairing the protein’s apoptotic activity. We tested a number of polymers and binding methods and selected the one best suited for manufacturing the stem cell selection kits. We aim to complete development of the first prototype Apotainer selection kit by the first quarter of 2018.

●	Patent portfolio enhancement: We are currently expanding our patent coverage from our current seven patent families by applying for additional patents for inventions created during the development. In addition, we are seeking relevant patents available for in licensing

In the long term, we are focused on leveraging our key assets, including our intellectual property, our development team and our facilities, to advance our technologies and are pursuing strategic collaborations with members of academia and industry.

Regenerative Medicine and Cell Therapy

Our business focus is the development of technologies for the functional selection of stem cells in the field of regenerative medicine. According to Regenerative Medicine (2008, 3(1), 1-5 [47]), regenerative medicine is the “process of replacing or regenerating human cells, tissues or organs to restore or establish normal function”. Cell therapy as applied to regenerative medicine holds the promise of regenerating damaged tissues and organs in the body by rejuvenating damaged tissue and by stimulating the body’s own repair mechanisms to heal previously irreparable tissues and organs.

Medical cell therapies are classified into two types: allogeneic (cells from a third-party donor) or autologous (cells from one’s own body), with each offering its own distinct advantages. Allogeneic cells are beneficial when the patient’s own cells, whether due to disease or degeneration, are not as viable as those from a healthy donor. The use of healthy donors’ stem cells is severely limited by the accompanied immune cells of the donor which may attack cells or organs of the transplanted patient. This rejection is limited to adult cells with stem cells generally evading such rejection. Separation of the immune rejection causing cells from the stem cells is therefore the bottle neck of all stem cell based therapies.

Regenerative medicine can be categorized into major subfields as follows:

●	Cell Therapy. Cell therapy involves the use of cells, whether derived from adults, children or embryos, third-party donors or patients, from various parts of the body, for the treatment of diseases or injuries. Therapeutic applications may include cancer vaccines, cell based immune-therapy, arthritis, heart disease, diabetes, Parkinson’s and Alzheimer’s diseases, vision impairments, orthopedic diseases and brain or spinal cord injuries. This subfield also includes the development of growth factors and serums and natural reagents that promote and guide cell development.

●	Tissue Engineering. This subfield involves using a combination of cells with biomaterials (also called “scaffolds”) to generate partially or fully functional tissues and organs, or using a mixture of technology in a bioprinting process. Some natural materials, like collagen, can be used as biomaterial, but advances in materials science have resulted in a variety of synthetic polymers with attributes that would make them uniquely attractive for certain applications. Therapeutic applications may include heart patch, bone re-growth, wound repair, replacement neo-urinary conduits, saphenous arterial grafts, inter-vertebral disc and spinal cord repair.

●	Diagnostics and Lab Services. This subfield involves the production and derivation of cell lines that may be used for the development of drugs and treatments for diseases or genetic defects. This sector also includes companies developing devices that are designed and optimized for regenerative medicine techniques, such as specialized catheters for the delivery of cells, tools for the extraction of stem cells and cell-based diagnostic tools.

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All living complex organisms start as a single cell that replicates, differentiates (into various tissues and organs) and perpetuates in an adult through its lifetime. Cell therapy is aimed at tapping into the power of cells to treat disease, regenerate damaged or aged tissue and provide functional as well as cosmetic applications. The most common type of cell therapy has been the replacement of mature, functioning cells such as through blood and platelet transfusions. Since the 1970s, bone marrow and then blood and umbilical cord-derived stem cells have been used to restore immune system cells mainly after chemotherapy and radiation used to treat many cancers. These types of cell therapies have been approved for use world-wide and are typically reimbursed by insurance.

Over the past number of years, cell therapies have been in clinical development to attempt to treat an array of human diseases. The use of autologous (self-derived) cells to create vaccines directed against tumor cells in the body has been demonstrated to be effective and safe in clinical trials. Dendreon Corporation’s Provenge therapy for prostate cancer received FDA approval in early 2010. Researchers around the globe are evaluating the effectiveness of cell therapy as a form of replacement or regeneration of cells for the treatment of numerous organ diseases or injuries, including those of the brain and spinal cord. Cell therapies are also being evaluated for safety and effectiveness to treat heart disease, autoimmune diseases such as diabetes, inflammatory bowel disease and bone diseases. While no assurances can be given regarding future medical developments, we believe that the field of cell therapy is a subset of biotechnology that holds promise to improve human health, help eliminate disease and minimize or ameliorate the pain and suffering from many common degenerative diseases relating to aging.

The Offering

ADSs Offered

Up to an aggregate of up to 11,279,380 ordinary shares, no par value per share of Cellect Biotechnology Ltd., represented by 563,969 American Depository Shares, or ADSs, consisting of (i) 5,311,360 ordinary shares represented by 265,568 ADSs issuable upon the exercise of investor warrants originally issued in a private placement in September 2017, and (ii) 149,840 ordinary shares represented by 7,492 ADSs issuable upon the exercise of private placement warrants issued in connection with the private placement in September, 2017, (iii) 5,333,340 ordinary shares represented by 266,667 ADSs issuable upon the exercise of investor warrants originally issued in a private placement in January 2018, and (iv) 484,840 ordinary shares represented by 24,242 ADSs issuable upon the exercise of private placement warrants issued in connection with the private placement in January 2018. The selling shareholders are identified in the table commencing on page 14. Each ADS represents 20 ordinary shares.

The investor warrants and placement agent warrants issued in the private placement in September 2017 may be exercised at any time for a period of one (1) year beginning the date of issuance and the investor warrants have an exercise price of $12.07 per ADS and the placement agent warrants have an exercise price of $10.125 per ADS, both subject to adjustment as set forth therein.

The investor warrants and placement agent warrants issued in the private placement in January 2018 may be exercised at any time for a period of one (1) year following the earlier of (i) the effectiveness date of the registration statement of which this prospectus forms a part, and (ii) 6 months from the issuance date of those warrants. The investor warrants issued in the private placement in January 2018, have an exercise price of $12.00 per ADS and the placement agent warrants issued in the private placement in January 2018 have an exercise price of $10.31 per ADS, both subject to adjustment as set forth therein.

The investor warrants and placement agent warrants in the September 2017 and January 2018 private placement may be exercised on a cashless basis if there is no effective registration statement registering the ADSs underlying the warrants.

Ordinary Shares Outstanding at February 5, 2018	130,147,799 ordinary shares (which excludes 2,686,693 ordinary shares held in treasury).

Use of Proceeds	We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds”.

Listings	Our ADSs and our listed warrants are listed on the NASDAQ Capital Market under the symbols “APOP” and “APOPW”, respectively.

Risk Factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 8 of this prospectus.

Depositary	Bank of New York Mellon

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September 2017 and January 2018 Financings

On September 11, 2017, we sold to certain accredited investors providing for the issuance of an aggregate of 531,136 ADSs in a registered direct offering at $8.10 per ADS resulting in gross proceeds of approximately $4.3 million. In addition, we issued to the investors unregistered warrants to purchase 265,568 ADSs in a private placement. The investor warrants may be exercised for a one year from issuance and have an exercise price of $12.07 per ADS, subject to adjustment as set forth therein. The investor warrants may be exercised on a cashless basis if there is no effective registration statement registering the ADSs underlying the warrants. We paid approximately $140,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 7,492 ADS on the same general terms as the investor warrants except they have an exercise price of $10.125 per ADS.

On January 31, 2018, we sold to certain institutional investors providing for the issuance of an aggregate of 484,848 ADSs in a registered direct offering at $8.25 per ADS resulting in gross proceeds of approximately $4.0 million. In addition, we issued to the investors unregistered warrants to purchase 266,667 ADSs in a private placement. The investor warrants may be exercised at any time for a period of one (1) year following the earlier of (i) the effectiveness date of the registration statement of which this prospectus forms a part, and (ii) 6 months from the issuance date of those warrants. The investor warrants have an exercise price of $12.00 per ADS, subject to adjustment as set forth therein. The investor warrants may be exercised on a cashless basis if there is no effective registration statement registering the ADSs underlying the warrants. We paid approximately $280,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 24,242 ADS on the same general terms as the investor warrants except they have an exercise price of $10.31 per ADS.

The selling shareholders named in this prospectus may offer and sell up to an aggregate of 11,279,380 ordinary shares represented by 563,969 ADSs issuable upon exercise of these warrants.

Throughout this prospectus, when we refer to our ordinary shares being registered on behalf of the selling shareholders, we are referring to the ordinary shares represented by ADSs that may be issuable upon exercise of investor warrants and placement agent warrants. Throughout this prospectus, when we refer to the selling shareholders, we are referring to the selling shareholders named herein and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, or other non-sale related transfer that may be identified in a supplement to this prospectus or if required, a post-effective amendment to the registration statement of which this prospectus is a part.

7

RISK FACTORS

An investment in our securities involves a high degree of risk. you should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our Annual Report on Form 20-F. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and the accompanying prospectus supplement. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

The sale of a substantial amount of our ordinary shares or ADSs, including resale of the ADSs issuable upon the exercise of the investor warrants and placement warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale 11,279,380 ordinary shares represented by 563,969 ADSs issuable upon the exercise of investor warrants and placement agent warrants held by the selling shareholders. Sales of substantial amounts of shares of our ordinary shares or ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of our ADSs, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or ADSs or other equity or debt securities convertible into ordinary shares or ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

8

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains express or implied “forward-looking statements” within the meaning of U.S. Federal securities laws. These forward-looking statements include, but are not limited to:

●	our expectations regarding the timing of commencing clinical trials with respect to our ApoGraft process and our Apotainer selection kit;

●	our expectations regarding the progress of our clinical trials, including the duration, cost and whether such trials will be conducted at all;

●	our intention to hold meetings with regulators and apply for regulatory approval for our product candidates, and the costs and timing of such regulatory approvals;

●	the likelihood of regulatory approvals for our product candidates;

●	the timing and cost of the developments of our prototype Apotainer selection kit;

●	our expectation to obtain a sufficient supply of FasL for our needs in the foreseeable future;

●	the market size and future sales of our product candidates or any other future products or product candidates;

●	that our technology may potentially improve the safety and efficacy of regenerative medicine stem cell therapy and other potential advantages of our selection process for physicians, academics, researchers and others;

●	our intention to expand our product development and build a diversified product portfolio of Apograft products for a broad spectrum of market segments; and

●	our estimates regarding anticipated expenses, capital requirements and our needs for substantial additional financing.

In some cases, forward-looking statements are identified by terminology such as “believes”, “estimates”, “expects”, “intends”, “plans”, “potential”, “may”, “should”, “could”, “might”, “seeks”, “targets”, “will”, “would”, “projects”, “forecasts”, “continues” or “anticipates” or their negatives or variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical matters. These forward-looking statements may be included in, among other things, various filings made by us with the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements.

This prospectus identifies important factors which could cause our actual results to differ materially from those indicated by the forward-looking statements, particularly those set forth under the heading “Risk Factors.” In addition, historic results of scientific research and clinical and preclinical trials do not guarantee that the conclusions of future research or trials would not suggest different conclusions or that historic results referred to in this prospectus would not be interpreted differently in light of additional research and clinical and preclinical trials results.

We believe these forward-looking statements are reasonable; however, these statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. Given these uncertainties, you should not rely upon forward-looking statements as predictions of future events.

9

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares traded on the Tel Aviv Stock Exchange, or TASE, under the symbol “APOP” from 1990 to September 3, 2017.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ordinary shares in U.S. dollars. U.S. dollar per ordinary share amounts is calculated using the U.S. dollar representative rate of exchange on the date to which the high or low market price is applicable, as reported by the Bank of Israel.

	NIS		U.S.$
	Price Per		Price Per
	Ordinary		Ordinary
	Share		Share
	High	Low	High	Low
Annual:
2016	1.998	0.45	0.520	0.117
2015	1.626	0.989	0.419	0.255
2014	1.531	0.705	0.428	0.197
2013	2.020	0.182	0.560	0.050
2012	1.706	0.169	0.443	0.043

Quarterly:
Third Quarter 2017 (through September 3, 2017)	1.656	1.134	0.462	0.316
Second Quarter 2017	1.856	1.315	0.517	0.367
First Quarter 2017	1.880	0.584	0.504	0.157
Fourth Quarter 2016	0.844	0.450	0.220	0.117
Third Quarter 2016	1.593	0.825	0.419	0.217
Second Quarter 2016	1.998	1.338	0.523	0.350
First Quarter 2016	1.499	1.207	0.384	0.309
Fourth Quarter 2015	1.472	1.040	0.380	0.268
Third Quarter 2015	1.381	1.143	0.359	0.297
Second Quarter 2015	1.626	1.267	0.420	0.327
First Quarter 2015	1.501	0.989	0.380	0.251

Most Recent Six Months:
September 2017 (through September 3, 2017)	1.656	1.656	0.462	0.462
August 2017	1.431	1.134	0.397	0.397
July 2017	1.408	1.305	0.397	0.368
June 2017	1.598	1.315	0.452	0.372
May 2017	1.856	1.639	0.516	0.456
April 2017	1.707	1.460	0.468	0.400

10

PRICE RANGE OF OUR ADSs AND U.S. LISTED WARRANTS

On July 29, 2016, our ADSs and listed warrants began trading on The NASDAQ Capital Market under the symbol “APOP” and “APOPW”, respectively.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of the ADSs on The NASDAQ Capital Market in U.S. dollars.

	U.S.$
	Price Per ADS
	High	Low
Annual:
2016 (from July 29, 2016)	5.300	2.660
Quarterly:
First Quarter 2018 (through February 5, 2018)	9.990	7.120
Fourth Quarter 2017	9.300	6.520
Third Quarter 2017	10.060	6.250
Second Quarter 2017	10.360	7.600
First Quarter 2017	10.900	3.068
Fourth Quarter 2016	4.630	2.660
Third Quarter 2016 (from July 29, 2016)	5.300	4.390
Most Recent Six Months:
February 2018 (through February 5, 2018)	7.600	8.400
January 2018	9.990	7.120
December 2017	8.679	6.520
November 2017	8.679	7.130
October 2017	9.300	7.820
September 2017	10.060	7.800
August 2017	8.780	6.250

On February 5, 2018, the last reported sales price of the ADSs on The NASDAQ Capital Market was $7.60 per ADS.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our listed warrants on The NASDAQ Capital Market in U.S. dollars.

	U.S.$
	Price Per
	Warrant
	High	Low

Annual:
2016 (from July 29, 2016)	0.970	0.520
Quarterly:
First Quarter 2018 (through February 5, 2018)	2.850	2.090
Fourth Quarter 2017	3.140	1.854
Third Quarter 2017	3.000	1.470
Second Quarter 2017	3.290	1.750
First Quarter 2017	3.644	0.380
Fourth Quarter 2016	0.850	0.520
Third Quarter 2016 (from July 29, 2016)	0.970	0.525
Most Recent Six Months:
February 2018 (through February 5, 2018)	2.200	2.090
January 2018	2.850	2.090
December 2017	3.140	1.990
November 2017	2.700	1.990
October 2017	2.800	1.854
September 2017	3.000	2.230
August 2017	2.530	1.470

On February 5, 2018, the last reported sales price of the listed warrants on The NASDAQ Capital Market was $2.09 per warrant.

11

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs will go to the selling shareholders. We expect that the selling shareholders will sell their ordinary shares represented by ADSs as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the investor warrants and placement agent warrants and issuance of the warrant ADSs to the extent that these warrants and placement agent warrants are exercised for cash. Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the investor warrants and placement agent warrants mentioned above were exercised for cash in full, the proceeds would be approximately $6.7 million. We intend to use the net proceeds of such warrant exercise, if any, for research and development, general and administrative expenses, and for working capital purposes. Pending such uses, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities or as otherwise pursuant our customary investment policies. We can make no assurances that any of the warrants and placement agent warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

12

CAPITALIZATION

The following table presents our total capitalization on an actual basis as of September 30, 2017.

The amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

As of September 30, 2017
(U.S.$ in thousands)
Warrants liability:	3,136

Shareholders’ equity:

Ordinary shares	-
Additional paid-in capital	22,773
Capital funds	2,971
Treasury shares	(2,671)
Accumulated deficit	(17,165)
Total shareholders’ equity	5,908
Total capitalization (warrants liabilities and equity)	9,044

The above table is based on 119,843,679 shares outstanding as of September 30, 2017 and excludes the following:

●	2,686,693 ordinary shares held in treasury;

●	10,181,373 ordinary shares issuable upon the exercise of 10,181,373 options at a weighted average exercise price of NIS 1.16 ($0.33) per share issuable under the Cellect Biotechnology Ltd. 2014 Global Incentive Option Scheme, or the 2014 Cellect Option Plan, and an additional 963,086 ordinary shares reserved for future issuance under our 2014 Cellect Option Plan;

●	227,358 ordinary shares issuable upon the exercise of 227,358 options at exercise price of NIS 1.00 ($0.28) per share issued to a consultant;

●	1,927,801 ordinary shares issuable upon the exercise of 1,927,801 options (Series A) at an exercise price of NIS 2.1 ($0.59) per share;

●	20,700,420 ordinary shares underlying 1,035,020 ADSs issuable upon exercise of the listed warrants at an exercise price of 7.50 per ADS issued in our U.S. initial public offering;

●	321,020 ordinary shares underlying 16,051 ADSs issuable upon exercise of representative’s warrants at an exercise price of 8.775 per ADS issued in our U.S. initial public offering;

●	5,311,360 ordinary shares underlying 265,568 ADSs issuable upon exercise of the investor warrants at an exercise price of $12.07 per ADS issued in our private placement in September 2017;

●	149,840 ordinary shares underlying 7,492 ADSs issuable upon exercise of placement agent warrants at an exercise price of $10.125 per ADS issued in connection with our private placement in September 2017;

●	5,333,340 ordinary shares issuable upon the exercise of warrants to purchase 266,667 ADSs issued in our private placement in January 2018, at an exercise price of $12.00 per ADS; and

●	484,840 ordinary shares issuable upon the exercise of warrants to purchase 24,242 ADSs at an exercise price of $10.31 per ADS, issued in connection with our private placement in January 2018.

13

SELLING SHAREHOLDERS

The ordinary shares represented by ADSs being offered by the selling shareholders are those ordinary shares represented by ADSs issuable upon exercise of investor warrants and placement agent warrants previously issued in connection with our private placement that closed in September 2017 and January 2018. For additional information regarding the issuance of those ADSs and warrants to purchase ADSs, see “Prospectus Summary – September 2017 and January 2018 Financings” above. We are registering the ordinary shares represented by ADSs in order to permit the selling shareholders to offer the ordinary shares represented by ADSs for resale from time to time. Other than with respect to H.C. Wainwright & Co. LLC, or H.C. Wainwright, which acted as our placement agent in the September 2017 and January 2018 financings, and previously has acted as representative of the underwriters in our U.S. initial public offering, except for the ownership of the investor warrants and placement agent warrants issued, and the ADSs issued and issuable, pursuant to prior financings, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares represented by ADSs by each of the selling shareholders. The second column lists the number of ordinary shares represented by ADSs beneficially owned by each selling shareholder, based on its ownership of ADSs and warrants to purchase ADSs, as of February 5, 2018, assuming exercise of the investor warrants and placement agent warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of ordinary shares represented by ADSs being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of ordinary shares represented by ADSs owned after the offering, by number of ordinary shares represented by ADSs and percentage of outstanding ordinary shares, assuming in both cases the sale of all of the ordinary shares represented by ADSs offered by the selling shareholders pursuant to this prospectus.

Under the terms of the investor warrants and placement agent warrants issued in the September 2017 and January 2018 financings a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the warrants which have not been exercised. The number of shares does not reflect this limitation. The selling shareholders may sell all, some or none of their ordinary shares represented by ADSs or warrants in this offering. See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering		Percentage of Ordinary Shares Owned After the Offering
S.H.N Financial Investments Ltd (1)	250,000	(2)	250,000	(2)	-		-

Lion Gate Capital (3)	750,000	)(4)	250,000	(2)	500,000	(5)	*

Stoc*Doc Partners (6)	370,380	(7)	123,460	(8)	246,920	(9)	*

Globis Overseas Fund Ltd. (10)	125,000	(11)	125,000	(11)	-		-

Globis Capital Partners, L.P. (12)	375,000	(13)	375,000	(13)	-		-

KBB Asset Management (14)	150,000	(15)	150,000	(15)	-		-

Noam Rubinstein (16)	718,020	(17)	424,920	(18)	293,100	(19)	*

Dorot Holding Limited (20)	1,800,000	(21)	600,000	(22)	1,200,000	(23)	*

Fabrice Madar (24)	3,703,800	(25)	1,234,600	(26)	2,469,200	(27)	1.9%

David Bitton (28)	555,900	(29)	185,300	(30)	370,600	(31)	*

Enrico Monfrini (28)	555,900	(29)	185,300	(30)	370,600	(31)	*

Dorzay Fund (32)	1,851,840	(33)	617,280	(34)	1,234,560	(35)	*

Ralph Kattan (36)	1,860,000	(37)	620,000	(38)	1,240,000	(39)	1.0%

Armaz (40)	185,220	(41)	61,740	(42)	123,480	(43)	*

Secarsur (44)	185,220	(41)	61,740	(39)	123,480	(43)	*

Susanna Madar (45)	185,220	(41)	61,740	(42)	123,480	(43)	*

Jean Phillipe Amvame (45)	185,220	(41)	61,740	(42)	123,480	(43)	*

Joseph Bellelis (45)	370,380	(46)	123,460	(47)	246,920	(48)	*

Sabby Healthcare Master Fund, Ltd. (49)	5,015,140	(50)	2,000,000	(51)	3,015,140	(52)	2.3%

Sabby Volatility Warrant Master Fund, Ltd. (53)	4,970,000	(54)	2,000,000	(51)	2,970,000	(55)	2.3%

Intracoastal Capital, LLC (56)	3,757,580	(57)	1,333,340	(58)	2,42,240	(59)	1.9%

Michael Vasinkevich (16)	423,920	(60)	423,920	(60)	-		-

Mark Viklund (16)	23,120	(61)	4,500	(62)	18,620	(63)	*

Charles Worthman (16)	15,640	(64)	6,340	(65)	9,300	(66)	*

* Denotes less than 1%

14

(1)	Hadar Shamir and Nir Shamir have shared power to vote and dispose of the shares held by S.H.N Financial Investments Ltd. and may be deemed to be the beneficial owner of these shares. The address of the selling shareholder is 8 Abba Even Blvd., B Entrance, Herzeliya, Israel.

(2)	Represents 250,000 ordinary shares represented by 12,500 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(3)	The natural person with voting or investment control of Lion Gate Capital is Kenneth Rickel. The address of the selling shareholder is 1900 Ave of the Stars, Los Angeles, CA 90067.

(4)	Represents (i) 500,000 ordinary shares represented by 25,000 ADSs issued in our September 2017 financing, and (ii) 250,000 ordinary shares represented by 12,500 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(5)	Represents 500,000 ordinary shares represented by 25,000 ADSs issued in our September 2017 financing

(6)	The natural person with voting or investment control of Stoc*Doc Partners is Leonard Jaffe The address of the selling shareholder is 1 Ferry Building, Suite 255, San Francisco, CA 94111.

(7)	Represents (i) 246,920 ordinary shares represented by 12,346 ADSs issued in our September 2017 financing, and (ii) 123,460 ordinary shares represented by 6,173 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(8)	Represents 123,460 ordinary shares represented by 6,173 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(9)	Represents 246,920 ordinary shares represented by 12,346 ADSs issued in our September 2017 financing.

(10)	Paul Packer is the managing member of Globis Capital LLC, which is the general partner of Globis Capital Management LP, which is the investment manager for Globis Overseas Fund, Ltd. Therefore, Mr. Packer has voting and dispositive power over these shares. The address of the selling shareholder is 805 3rd Avenue, 15th Floor, New York, NY 10022.

(11)	Represents 125,000 ordinary shares represented by 6,250 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(12)	Paul Packer is the managing member of Globis Capital Advisors LLC, which is the general partner of Globis Capital Partners LP, and thus has voting and dispositive power over these shares. The address of the selling shareholder is 805 3rd Avenue, 15th Floor, New York, NY 10022.

(13)	Represents 375,000 ordinary shares represented by 18,750 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(14)	The natural person with voting or investment control of KBB Asset Management is Steven Segal. The address of the selling shareholder is 12 Harrison Avenue, Enfield, CT 06082.

(15)	Represents 150,000 ordinary shares represented by 7,500 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(16)	Referenced person is affiliated with H.C. Wainwright. H.C. Wainwright is an entity in which Mark Viklund, the Chief Executive Officer of H.C. Wainwright, and Thomas Pinou, the Chief Financial Officer of H.C. Wainwright, hold shared voting and dispositive power over the shares held by H.C. Wainwright. H.C. Wainwright is a registered broker-dealer and acted as the placement agent in the September 2017 financing as well as the representative of the underwriters in our U.S. initial public offering. The address of such selling shareholder is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY 10022.

(17)	Represents (i) 293,100 ordinary shares represented by 14,655 ADSs issuable upon exercise of representative’s warrants issued in connection with our U.S. initial public offering, (ii) 225,000 ordinary shares represented by 11,250 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing, (iii) 47,200 ordinary shares represented by 2,360 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2017 financing, and (iv) 152,720 ordinary shares represented by 7,636 ADSs issuable upon exercise of placement agent warrants issued in connection with our January 2018 financing.

(18)	Represents (i) 225,000 ordinary shares represented by 11,250 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing, (ii) 47,200 ordinary shares represented by 2,360 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2017 financing, and (iii) 152,720 ordinary shares represented by 7,636 ADSs issuable upon exercise of placement agent warrants issued in connection with our January 2018 financing.

(19)	Represents 293,100 ordinary shares represented by 14,655 ADSs issuable upon exercise of representative’s warrants issued in connection with our U.S. initial public offering.

15

(20)	The natural persons with voting or investment control of Dorot Holding Limited are Desmond Reoch, Ivan Israel, Susan Gager, Ian Felice, Ian Calderon, Tyrene Soleci and Lee Abudarham. The address of the selling shareholder is 57/63 Line Wall Road, Gibraltar.

(21)	Represents (i) 1,200,000 ordinary shares represented by 60,000 ADSs issued in our September 2017 financing, and (ii) 600,000 ordinary shares represented by 30,000 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(22)	Represents 600,000 ordinary shares represented by 30,000 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(23)	Represents 1,200,000 ordinary shares represented by 60,000 ADSs issued in our September 2017 financing.

(24)	The address of the selling shareholder is Avenue de l’Amandolier 20, 1208 Geneva, Switzerland.

(25)	Represents (i) 2,469,200 ordinary shares represented by 123,460 ADSs issued in our September 2017 financing, and (ii) 1,234,600 ordinary shares represented by 61,730 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(26)	Represents 1,234,600 ordinary shares represented by 61,730 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(27)	Represents 2,469,200 ordinary shares represented by 123,460 ADSs issued in our September 2017 financing.

(28)	The address of the selling shareholder is Monfrini Bitton Klein, Place du Molard 3, 1204 Geneva, Switzerland.

(29)	Represents (i) 370,600 ordinary shares represented by 18,530 ADSs issued in our September 2017 financing, and (ii) 185,300 ordinary shares represented by 9,265 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(30)	Represents 185,300 ordinary shares represented by 9,265 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(31)	Represents 370,600 ordinary shares represented by 18,530 ADSs issued in our September 2017 financing.

(32)	The natural person with voting or investment control of the Dorzay Fund is Laurent Zerbib. The address of the Dorzay Fund is Governors Square, 2nd Floor, 23 Lime Tree Bay Avenue, Grand Cayman KY1-1110, Cayman Islands.

(33)	Represents (i) 1,234,560 ordinary shares represented by 61,728 ADSs issued in our September 2017 financing, and (ii) 617,280 ordinary shares represented by 30,864 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(34)	Represents 617,280 ordinary shares represented by 30,864 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(35)	Represents 1,234,560 ordinary shares represented by 61,728 ADSs issued in our September 2017 financing.

(36)	The address of the selling shareholder is 7 Chemin de Frossard, 1231, Conches, Switzerland.

(37)	Represents (i) 1,240,000 ordinary shares represented by 62,000 ADSs issued in our September 2017 financing, and (ii) 620,000 ordinary shares represented by 31,000 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(38)	Represents 620,000 ordinary shares represented by 31,000 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(39)	Represents 1,240,000 ordinary shares represented by 62,000 ADSs issued in our September 2017 financing.

(40)	The natural person with voting or investment control of Armaz is Tamar Mizrahi. The address of the referenced selling shareholder is c/o Belious, 3C Chemin de la Tulette, 1223 Cologny, Switzerland.

(41)	Represents (i) 123,480 ordinary shares represented by 6,174 ADSs issued in our September 2017 financing, and (ii) 61,740 ordinary shares represented by 3,087 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(42)	Represents 61,740 ordinary shares represented by 3,087 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(43)	Represents 123,480 ordinary shares represented by 6,174 ADSs issued in our September 2017 financing.

(44)	The natural person with voting or investment control of Armaz is Arie Mizrahi. The address of the referenced selling shareholder is c/o Belious, 3C Chemin de la Tulette, 1223 Cologny, Switzerland.

16

(45)	The address of the referenced selling shareholder is c/o Belious, 3C Chemin de la Tulette, 1223 Cologny, Switzerland.

(46)	Represents (i) 246,920 ordinary shares represented by 12,346 ADSs issued in our September 2017 financing, and (ii) 123,460 ordinary shares represented by 6,173 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(47)	Represents 123,460 ordinary shares represented by 6,173 ADSs issuable upon exercise of investor warrants issued in our September 2017 financing.

(48)	Represents 246,920 ordinary shares represented by 12,346 ADSs issued in our September 2017 financing,

(49)	Sabby Management, LLC is the investment manager of Sabby Healthcare Master Fund, Ltd., or Sabby HMF, and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby HMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of principal business office of Sabby HMF is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(50)

Represents (i) 3,015,140 ordinary shares represented by 150,727 ADSs issued in our January 2018 financing, and (ii) 2,000,000 ordinary shares represented by 100,000 ADSs issuable upon exercise of investor warrants issued in our January 2018 financing.

(51)	Represents 2,000,000 ordinary shares represented by 100,000 ADSs issuable upon exercise of investor warrants issued in our January 2018 financing.

(52)	Represents 3,015,140 ordinary shares represented by 150,727 ADSs issued in our January 2018 financing.

(53)	Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd., or Sabby VWMF, and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby VWMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of principal business office of S Sabby VWMF is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(54)

Represents (i) 2,970,000 ordinary shares represented by 148,500 ADSs issued in our January 2018 financing, and (ii) 2,000,000 ordinary shares represented by 100,000 ADSs issuable upon exercise of investor warrants issued in our January 2018 financing.

(55)	Represents 2,970,000 ordinary shares represented by 148,500 ADSs issued in our January 2018 financing.

(56)	Mitchell P. Kopin, or Mr. Kopin, and Daniel B. Asher, or Mr. Asher, each of whom are managers of Intracoastal Capital LLC, or Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of Exchange Act) of the securities reported herein that are held by Intracoastal. Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the ordinary shares being registered hereunder in the ordinary course of business, and at the time of acquisition of the ordinary shares and warrants described herein, Intracoastal did not have any arrangements or undertakings with any person to distribute such securities.

(57)	Represents (i) 2,424,240 ordinary shares represented by 121,212 ADSs issued in our January 2018 financing, and (ii) 1,333,340 ordinary shares represented by 66,667 ADSs issuable upon exercise of investor warrants issued in our January 2018 financing.

(58)	Represents 1,333,340 ordinary shares represented by 66,667 ADSs issuable upon exercise of investor warrants issued in our January 2018 financing.

(59)	Represents 2,424,240 ordinary shares represented by 121,212 ADSs issued in our January 2018 financing.

(60)	Represents (i) 96,640 ordinary shares represented by 4,832 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2017 financing, and (ii) 327,280 ordinary shares represented by 16,364 ADSs issuable upon exercise of placement agent warrants issued in connection with our January 2018 financing.

(61)	Represents (i) 18,620 ordinary shares represented by 931 ADSs issuable upon exercise of representative’s warrants issued in connection with our U.S. initial public offering, and (ii) 4,500 ordinary shares represented by 225 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2017 financing.

(62)	Represents 4,500 ordinary shares represented by 225 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2017 financing.

(63)	Represents 18,620 ordinary shares represented by 931 ADSs issuable upon exercise of representative’s warrants issued in connection with our U.S. initial public offering.

(64)	Represents (i) 9,300 ordinary shares represented by 465 ADSs issuable upon exercise of representative’s warrants issued in connection with our U.S. initial public offering, (ii) 1,500 ordinary shares represented by 75 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2017 financing, and (iii) 4,840 ordinary shares represented by 242 ADSs issuable upon exercise of placement agent warrants issued in connection with our January 2018 financing.

(65)	Represents (i) 1,500 ordinary shares represented by 75 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2017 financing, and (ii) 4,840 ordinary shares represented by 242 ADSs issuable upon exercise of placement agent warrants issued in connection with our January 2018 financing.

(66)	Represents 9,300 ordinary shares represented by 465 ADSs issuable upon exercise of representative’s warrants issued in connection with our U.S. initial public offering,

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DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary of the material terms of our articles of association and Israeli corporate law regarding our shares and the holders thereof. This description contains all material information concerning our ordinary shares but does not purport to be complete. For a complete description, you should read our articles of association, a copy of which has been filed with the SEC as an exhibit to the registration statement on Form F-1 of which this prospectus forms a part. The following description is qualified in its entirety by reference to our articles of association and applicable law.

Ordinary Shares

As of February 5, 2018, our authorized share capital consists of 500,000,000 ordinary shares, no par value. As of February 5, 2018, there are 130,147,799 ordinary shares outstanding (which excludes 2,686,693 ordinary shares held in treasury). All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Options

As of February 5, 2018, the following number of options are outstanding:

●	10,429,777 ordinary shares issuable upon the exercise of 10,429,777 options at a weighted average exercise price of NIS 1.19 ($0.35) per share issuable under the 2014 Cellect Option Plan;

●	113,698 ordinary shares issuable upon the exercise of 113,698 options at exercise price of NIS 1.00 ($0.29) per share issued to a consultant;

●	1,927,801 ordinary shares issuable upon the exercise of 1,927,801 options (Series A) at an exercise price of NIS 2.1 ($0.61) per share;

●	20,700,420 ordinary shares underlying 1,035,020 ADSs issuable upon exercise of the listed warrants at an exercise price of 7.50 per ADS issued in our U.S. initial public offering;

●	321,020 ordinary shares underlying 16,051 ADSs issuable upon exercise of representative’s warrants at an exercise price of 8.775 per ADS issued in our U.S. initial public offering;

●	5,311,360 ordinary shares underlying 265,568 ADSs issuable upon exercise of the investor warrants at an exercise price of $12.07 per ADS issued in our private placement in September 2017;

●	149,840 ordinary shares underlying 7,492 ADSs issuable upon exercise of placement agent warrants at an exercise price of $10.125 per ADS issued in our private placement in September 2017.

●	5,333,340 ordinary shares issuable upon the exercise of warrants to purchase 266,667 ADSs issued in our private placement in January 2018, at an exercise price of $12.00 per ADS;

●	484,840 ordinary shares issuable upon the exercise of warrants to purchase 24,242 ADSs at an exercise price of $10.31 per ADS, issued in connection with our private placement in January 2018.

We maintain our 2014 Cellect Option Plan, which was adopted by our board of directors in February 2014 and is scheduled to expire in 2024. The 2014 Cellect Option Plan provides for the grant of options to our directors, officers, employees, consultants, advisers and service providers. As of February 5, 2018, 12,707,971 ordinary shares have been reserved for issuance under the 2014 Cellect Option Plan. As of February 5, 2018, an aggregate amount of 14,739,114 options to purchase 14,739,114 ordinary shares were granted, of which 3,415,824 expired or forfeited and 10,429,777 are outstanding. Of such outstanding options, options to purchase 2,810,891 ordinary shares were exercisable as of February 5, 2018, with a weighted average exercise price of NIS 1.34($0.40) per share, and will expire 10 years from the date of grant, during the years 2024 – 2028.

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Articles of Association

The following are summaries of material provisions of our articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Purposes and Objects of the Company

Our purpose is set forth in Section 2 of our articles of association and includes every lawful purpose.

Registration Number

Our number with the Israeli Registrar of Companies is 520036484.

Voting Rights

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholders meeting. Shareholders may vote at shareholders meetings either in person, by proxy or by written ballot. Israeli law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholders meeting. The board of directors shall determine and provide a record date for each shareholders meeting and all shareholders at such record date may vote. Unless stipulated differently in the Companies Law or in the articles of association, all shareholders’ resolutions shall be approved by a simple majority vote. Except as otherwise disclosed herein, an amendment to our articles of association requires the prior approval of a simple majority of our shares represented and voting at a general meeting.

Transfer of Shares

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. See “Shares Eligible for Future Sale” with respect to the applicable U.S. law. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or Israeli law, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

The Powers of the Directors

Our board of directors directs our policy and supervises the performance of our Chief Executive Officer. Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders.

Amendment of Share Capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits, require a resolution of our board of directors and court approval.

Dividends

Under Israeli law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it determines that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

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Shareholders Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and in any event no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law and our articles of association provide that our board of directors is required to convene a special meeting upon the written request of (1) any two of our directors or one quarter of the directors then in office; or (2) one or more shareholders holding, in the aggregate either (a) 5% of our issued share capital and 1% of our outstanding voting power, or (b) 5% of our outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors and in accordance with the Companies Law and its Regulations. Furthermore, the Companies Law and our articles of association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment and dismissal of directors and external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the Companies Law;

●	director compensation, indemnification and change of the principal executive officer;

●	increases or reductions of our authorized share capital;

●	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management; and

●	authorizing the Chairman of the board of directors or his relative to act as the company’s Chief Executive Officer or act with such authority; or authorize the company’s Chief Executive Officer or his relative to act as the Chairman of the board of directors or act with such authority

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting. In the event the agenda of the meeting includes the manners specified under bullets 3, 4, 5, 7 and 9 above, or the approval of transactions with office holders or interested or related parties, a notice must be provided at least 35 days prior to the meeting.

The Companies Law does not allow shareholders of publicly traded companies to approve corporate matters by written consent. Consequently, our articles of association do not allow shareholders to approve corporate matters by written consent.

Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.

Quorum

The quorum required for our general meetings of shareholders consists of two or more shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law and our articles of association who hold or represent, in the aggregate, at least 33 1/3% of the total outstanding voting rights, within half an hour from the appointed time.

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A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or on a later date if so specified in the summons or notice of the meeting. At the reconvened meeting, and within half an hour from the appointed time, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.

Resolutions

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law.

Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

●	an appointment or removal of directors;

●	an approval of transactions with office holders or interested or related parties, that require shareholder approval;

●	an approval of a merger;

●	authorizing the Chairman of the board of directors or his relative to act as the company’s Chief Executive Officer or act with such authority; or authorize the company’s Chief Executive Officer or his relative to act as the Chairman of the board of directors or act with such authority;

●	any other matter that is determined in the articles of association to be voted on by way of a written ballot. Our articles of association do not stipulate any additional matters; and

●	other matters which may be prescribed by Israel’s Minister of Justice.

The provision allowing the vote by written ballot does not apply where the voting power of the controlling shareholder is sufficient to determine the vote.

The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s registered capital, mergers and approval of certain interested or related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under such company’s articles of association, can appoint or prevent the appointment of an office holder or other power towards the company, is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty except that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, there is no binding case law that addresses this subject directly.

Under the Companies Law, unless provided otherwise in a company’s articles of association, a resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or written ballot, and voting on the resolution. Generally, a resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

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Access to Corporate Records

Under the Companies Law, all shareholders of a company generally have the right to review minutes of the company’s general meetings, its shareholders register and principal shareholders register, articles of association, financial statements and any document it is required by law to file publicly with the Israeli Companies Registrar and the ISA. Any of our shareholders may request to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer). However, a shareholder that had its shares so transferred may petition the court within six months from the date of acceptance of the full tender offer, whether or not such shareholder agreed to the tender or not, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights, so long as prior to the acceptance of the full tender offer, the acquirer and the company disclosed the information required by law in connection with the full tender offer. If the shareholders who did not accept the tender offer hold 5% or more of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of 45% or more of the voting rights in the company, if there is no other shareholder of the company who holds 45% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met.

A special tender offer must be extended to all shareholders of a company, but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

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If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Under regulations enacted pursuant to the Companies Law, the above special tender offer requirements may not apply to companies whose shares are listed for trading on a foreign stock exchange if, among other things, the relevant foreign laws or the rules of the stock exchange, include provisions limiting the percentage of control which may be acquired or that the purchaser is required to make a tender offer to the public. However, the ISA’s opinion is that such leniency does not apply with respect to companies whose shares are listed for trading on stock exchanges in the United States, including NASDAQ, which do not provide for sufficient legal restrictions on obtaining control or an obligation to make a tender offer to the public, therefore the special tender offer requirements shall apply to such companies.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shares voted on the proposed merger at a shareholders meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.

Antitakeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our articles of association which requires the prior approval of the holders of a majority of our shares at a general meeting. Shareholders voting in such meeting will be subject to the restrictions provided in the Companies Law as described above.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES AND WARRANTS

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver ADSs upon the exercise of any Warrants. Each ADS issued upon such exercise will represent 20 ordinary shares (or a right to receive 20 ordinary shares) deposited with the principal Tel Aviv office of either of Bank Leumi or Bank Hapoalim, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (a) directly (1) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (2) by having uncertificated ADSs registered in your name, or (b) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents see “Where You Can Find More Information”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes, or other required governmental charges. See “Taxation” below. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares.  The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

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Rights to purchase additional shares.  If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (1) exercise those rights on behalf of ADS holders, (2) distribute those rights to ADS holders or (3) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions.  The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

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Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to you may not be able to exercise voting rights and there may be nothing you can do if your ordinary shares are not voted as you requested. In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 60 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property. Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement); converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

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The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

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If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our ordinary shares from an exchange on which they were listed and do not list the ordinary shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

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Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders meeting; or (3) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

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Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holdings of uncertificated ADSs and holdings of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

September 2017 Financing Investor Warrants

The following is a brief summary of the investor warrants issued in connection with our September 2017 financing and is subject in all respects to the provisions contained in the warrants, the form filed as an exhibit to our Current Report on Form 6-K dated September 8, 2017.

Exercisability

The warrants are exercisable immediately upon issuance and at any time up to the date that is one year from the date of issuance. The warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below), together with the ADS issuance fee of up to $0.05 per ADS and other applicable charges and taxes. Unless otherwise specified in the warrant, the holder does not have the right to exercise the warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the warrants.

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Cashless Exercise

In the event that a registration statement covering the ADSs underlying the warrants is not effective or no current prospectus is available for the resale of the ADSs underlying the warrants, the holder may, in its sole discretion, exercise warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ADSs determined according to the formula set forth in the warrant agreement. The issuance fee of up to $0.05 per ADS, as well as other applicable charges and taxes, are due and payable upon any cashless exercise.

Exercise Price

The exercise price per ADS purchasable upon exercise of the warrants is $12.07 per ADS and is subject to adjustments for share splits, reclassifications, subdivisions, and other similar transactions. In addition to the exercise price per ADS, the issuance fee of up to $0.05 per ADS and other applicable charges and taxes are due and payable upon exercise. The exercise price and the number of ADS issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, share dividends, share splits, share combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, share or other property to our shareholders.

Purchase Rights, Fundamental Transactions and Change of Control.

If we sell or grant any rights to purchase share, warrants or securities or other property to our shareholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights.  If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding ordinary shares, the sale of all or substantially all of our assets, or another transaction in which our ordinary shares are converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of ordinary shares then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction.

Transferability

Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer..

Exchange Listing.

We do not plan on making an application to list the warrants on The Nasdaq Capital Market, any national securities exchange or other nationally recognized trading system.

Rights as a Shareholder

Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

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September 2017 Financing Placement Agent Warrants

The following is a brief summary of the placement agent warrants issued in connection with our September 2017 financing and is subject in all respects to the provisions contained in the placement agent warrants, the form filed as an exhibit to the registration statement, of which this prospectus forms a part.

Exercisability

The warrants are exercisable immediately upon issuance and at any time up to the date that is one year from the date of issuance. The warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below), together with the ADS issuance fee of up to $0.05 per ADS and other applicable charges and taxes. Unless otherwise specified in the warrant, the holder does not have the right to exercise the warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the warrants.

Cashless Exercise

In the event that a registration statement covering the ADSs underlying the warrants is not effective or no current prospectus is available for the resale of the ADSs underlying the warrants, the holder may, in its sole discretion, exercise warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ADSs determined according to the formula set forth in the warrant agreement. The issuance fee of up to $0.05 per ADS, as well as other applicable charges and taxes, are due and payable upon any cashless exercise.

Exercise Price

The exercise price per ADS purchasable upon exercise of the warrants is $10.125 per ADS and is subject to adjustments for share splits, reclassifications, subdivisions, and other similar transactions. In addition to the exercise price per ADS, the issuance fee of up to $0.05 per ADS and other applicable charges and taxes are due and payable upon exercise. The exercise price and the number of ADS issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, share dividends, share splits, share combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, share or other property to our shareholders.

Purchase Rights, Fundamental Transactions and Change of Control.

If we sell or grant any rights to purchase share, warrants or securities or other property to our shareholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights.  If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding ordinary shares, the sale of all or substantially all of our assets, or another transaction in which our ordinary shares are converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of ordinary shares then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction.

Transferability

Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer. In addition, the holder (or permitted assignees under Rule 5110(g)(1)) of the placement agent warrants may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying these warrants, nor may they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date or commencement of sales of the public offering of the ordinary shares represented by the ADSs issuable upon exercise of the warrants.

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Exchange Listing.

We do not plan on making an application to list the warrants on The Nasdaq Capital Market, any national securities exchange or other nationally recognized trading system.

Rights as a Shareholder

Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

January 2018 Financing Investor Warrants

The following is a brief summary of the investor warrants issued in connection with our January 2018 financing and is subject in all respects to the provisions contained in the warrants, the form filed as an exhibit to our Current Report on Form 6-K dated January 31, 2018.

Exercisability

The warrants are exercisable immediately upon issuance and at any time up to one (1) year following the earlier of (i) the effectiveness date of the registration statement of which this prospectus forms a part, and (ii) 6 months from the issuance date of those warrants. The warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below), together with the ADS issuance fee of up to $0.05 per ADS and other applicable charges and taxes. Unless otherwise specified in the warrant, the holder does not have the right to exercise the warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the warrants.

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Cashless Exercise

In the event that a registration statement covering the ADSs underlying the warrants is not effective or no current prospectus is available for the resale of the ADSs underlying the warrants, the holder may, in its sole discretion, exercise warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ADSs determined according to the formula set forth in the warrant agreement. The issuance fee of up to $0.05 per ADS, as well as other applicable charges and taxes, are due and payable upon any cashless exercise.

Exercise Price

The exercise price per ADS purchasable upon exercise of the warrants is $12.00 per ADS and is subject to adjustments for share splits, reclassifications, subdivisions, and other similar transactions. In addition to the exercise price per ADS, the issuance fee of up to $0.05 per ADS and other applicable charges and taxes are due and payable upon exercise. The exercise price and the number of ADS issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, share dividends, share splits, share combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, share or other property to our shareholders.

Purchase Rights, Fundamental Transactions and Change of Control.

If we sell or grant any rights to purchase share, warrants or securities or other property to our shareholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights.  If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding ordinary shares, the sale of all or substantially all of our assets, or another transaction in which our ordinary shares are converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of ordinary shares then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction.

Transferability

Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer..

Exchange Listing.

We do not plan on making an application to list the warrants on The Nasdaq Capital Market, any national securities exchange or other nationally recognized trading system.

Rights as a Shareholder

Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

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January 2018 Financing Placement Agent Warrants

The following is a brief summary of the placement agent warrants issued in connection with our January 2018 financing and is subject in all respects to the provisions contained in the placement agent warrants, the form filed as an exhibit to the registration statement, of which this prospectus forms a part.

Exercisability

The warrants are exercisable immediately upon issuance and at any time up to one (1) year following the earlier of (i) the effectiveness date of the registration statement of which this prospectus forms a part, and (ii) 6 months from the issuance date of those warrants. The warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below), together with the ADS issuance fee of up to $0.05 per ADS and other applicable charges and taxes. Unless otherwise specified in the warrant, the holder does not have the right to exercise the warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the warrants.

Cashless Exercise

In the event that a registration statement covering the ADSs underlying the warrants is not effective or no current prospectus is available for the resale of the ADSs underlying the warrants, the holder may, in its sole discretion, exercise warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ADSs determined according to the formula set forth in the warrant agreement. The issuance fee of up to $0.05 per ADS, as well as other applicable charges and taxes, are due and payable upon any cashless exercise.

Exercise Price

The exercise price per ADS purchasable upon exercise of the warrants is $10.31 per ADS and is subject to adjustments for share splits, reclassifications, subdivisions, and other similar transactions. In addition to the exercise price per ADS, the issuance fee of up to $0.05 per ADS and other applicable charges and taxes are due and payable upon exercise. The exercise price and the number of ADS issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, share dividends, share splits, share combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, share or other property to our shareholders.

Purchase Rights, Fundamental Transactions and Change of Control.

If we sell or grant any rights to purchase share, warrants or securities or other property to our shareholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights.  If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding ordinary shares, the sale of all or substantially all of our assets, or another transaction in which our ordinary shares are converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of ordinary shares then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction.

Transferability

Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer. In addition, the holder (or permitted assignees under Rule 5110(g)(1)) of the placement agent warrants may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying these warrants, nor may they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date or commencement of sales of the public offering of the ordinary shares represented by the ADSs issuable upon exercise of the warrants.

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Exchange Listing.

We do not plan on making an application to list the warrants on The Nasdaq Capital Market, any national securities exchange or other nationally recognized trading system.

Rights as a Shareholder

Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

PLAN OF DISTRIBUTION

We are registering the ordinary shares represented by ADSs issuable upon exercise of the investor warrants and placement agent warrants issued in our September 2017 and January 2018 private placements to permit the resale of these ordinary shares represented by ADSs by the holders of these warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares represented by ADSs other than proceeds from the cash exercise of the warrants and placement agent warrants. We will bear all fees and expenses incident to our obligation to register the ordinary shares represented by ADSs.

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares represented by ADSs are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The ordinary shares represented by ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling shares:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

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●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares represented by ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares represented by ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of ordinary shares represented by ADSs or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares represented by ADSs in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares represented by ADSs short and deliver ordinary shares represented by ADSs covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares represented by ADSs to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants, placement agent warrants or ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares represented by ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares represented by ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares represented by ADSs may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares represented by ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares represented by ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states ordinary shares represented by ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares represented by ADSs may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares represented by ADSs registered pursuant to the registration statement, of which this prospectus forms a part.

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The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares represented by ADSs by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares represented by ADSs to engage in market-making activities with respect to the ordinary shares represented by ADSs. All of the foregoing may affect the marketability of the ordinary shares represented by ADSs and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares represented by ADSs.

We will pay all expenses of the registration of the ordinary shares represented by ADSs, estimated to be $60,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares represented by ADSs will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The consolidated financial statements of Cellect Biotechnology Ltd. and its subsidiaries as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 incorporated by reference in this prospectus have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst &Young Global, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 b to the consolidated financial statements), included therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

McDermott Will & Emery LLP, New York, New York, has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Doron Tikotzky Kantor Gutman & Amit Gross, Bnei Brak, Israel, has passed upon certain legal matters regarding the securities offered hereby under Israeli law. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares represented by ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and the ADSs. You may review and copy the registration statement, reports and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference facility, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC’s Web site at http://www.sec.gov.

In addition, since our ordinary shares were traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the Israel Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968. Copies of our filings with the ISA can be retrieved electronically through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).

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We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year within 60 days after the end of each such quarter, or such applicable time as required by the SEC.

INCORPORATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2016 filed with the SEC on March 23, 2017;

(2)	Our Form 6-Ks filed with the SEC on March 23, 2017, March 30, 2017, April 4, 2017, May 3, 2017, May 4, 2017, May 10, 2017, May 17, 2017, May 30, 2017, June 12, 2017, June 26, 2017, June 26, 2017, August 1, 2017 August 21, 2017, September 5, 2017, September 8, 2017, October 19, 2017, October 25, 2017, November 2, 2017, November 22, 2017, November 28, 2017, December 14, 2017, January 4, 2018, January 16, 2018, January 29, 2018 and January 31, 2018 (in each case, to the extent expressly incorporated by reference into our Registration Statement on Form S-8 (File No. 333-214817)); and

(3)	The description of our ADSs and ordinary shares contained in our Form 8-A filed with the SEC on July 27, 2016 including any amendment or report filed for the purpose of updating such description..

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Cellect Biotechnology Ltd. 23 Hata’as Street Kfar Saba, Israel 44425 (972) (9) 974-1444 Attention: Investor Relations

You also may access the incorporated reports and other documents referenced above on our website at www.cellect.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Doron Tikotzky Kantor Gutman & Amit Gross, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the judgment was obtained by fraud;

●	the possibility given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors, Officers and Employees

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. We may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

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Under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

●	a financial liability imposed on the office holder in favor of a third party.

Under our articles of association, we may insure an office holder against the aforementioned liabilities as well as the following liabilities:

●	a breach of duty of care to the company or to a third party;

●	any other action which is permitted by law to insure an office holder against;

●	expenses incurred and/or paid by the office holder in connection with an administrative enforcement procedure under any applicable law including the Efficiency of Enforcement Procedures and the Israeli Securities Law, which we refer to as an Administrative Enforcement Procedure, and including reasonable litigation expenses and attorney fees; and

●	a financial liability in favor or a victim of a felony pursuant to Section 52 of the Israeli Securities Law.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law and the Israeli Securities Law, including expenses incurred and/or paid by the office holder in connection with an Administrative Enforcement Procedure.

We have entered into indemnification agreements with our office holders to exculpate, indemnify and insure our office holders to the fullest extent permitted by our articles of association, the Companies Law and the Israeli Securities Law, including expenses incurred and/or paid by the office holder in connection with an Administrative Enforcement Procedure. The indemnification thereunder will be limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

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The maximum indemnification amount set forth in such agreements is limited to an amount which shall not exceed 25% of our net assets based on our most recently audited or reviewed financial statements prior to actual payment of the indemnification amount. Such maximum amount is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law.

Item 7.  Recent Sales of Unregistered Securities

Set forth below are the sales of all unregistered securities of ours sold by us within the past three years (i.e., since February 5, 2015, up to the date of this registration statement) which were not registered under the Securities Act:

On April 20, 2015, we published a shelf offering under the shelf prospectus dated November 25, 2014, pursuant to which the public was offered up to 4,500,000 shares and up to 4,500,000 options (Series 1), exercisable into 4,500,000 of our ordinary shares. We exercised our right for an over-allotment not to exceed 15% of the total securities offered through the shelf offering, such that in total, we issued 4,523,500 ordinary shares and 4,523,500 options (Series 1). The total gross proceeds we received in respect of the securities offered to the public according to the shelf offering totaled NIS 6,604,000. In connection with the offering, we granted 200,000 options (Series 1) exercisable for 200,000 ordinary shares to a broker at an exercise price of NIS 1.85 per share.

During June 2015, 341,073 options were exercised for 341,073 ordinary shares, in consideration for a total of NIS 104,000.

On August 26, 2015, we granted to each of our directors, including the external directors, options exercisable for 72,000 ordinary shares.

On December 7, 2015, we granted 2,658,246 options to purchase 2,658,246 ordinary shares to Ronen Twito, our former Deputy Chief Executive Officer and Chief Financial Officer. The options are exercisable at NIS 1.286 per share and expire on December 7, 2025.

On February 18, 2016, the Company completed a private placement of 5,783,437 of our ordinary shares to 28 investors, in consideration for NIS 8.0 million of which the issuance of 287,769 shares is subject to approval by our shareholders. As part of the private placement, we granted 1,927,801 options (Series 2/16) exercisable for 1,927,801 ordinary shares, at an exercise price of NIS 2.1 ($0.54) per share of which the issuance of 95,923 options which was approved by our shareholders.

On March 31, 2016, we granted 600,000 options to purchase 600,000 of our ordinary shares to a consultant. The options are exercisable at NIS 2.1 per share.

On May 29, 2016, 4,000 warrants (Series 1) were exercised and as a result we issued 4,000 ordinary shares for a total exercise price of NIS 7 thousand ($2 thousand).

On May 31, 2016, we granted options to purchase 70,000 of our ordinary shares to an employee pursuant to the terms of our Employee Stock Option Plan. The options are exercisable at NIS 1.68 per share and vest over a period of 36 month and expire on June 2026, or 90 days following employee termination.

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On February 1, 2017, we entered into an agreement providing for the issuance of 15,000 ADSs to a consultant, payable in three tranches of 5,000 ADSs each.

On July 23, 2017, we issued 7,515 ADSs to a consultant.

On September 11, 2017, we sold to certain accredited investors providing for the issuance of an aggregate of 531,136 ADSs in a registered direct offering at $8.10 per ADS resulting in gross proceeds of approximately $4.3 million. In addition, we issued to the investors unregistered warrants to purchase 265,568 ADSs in a private placement. The investor warrants may be exercised for a one year from issuance and have an exercise price of $12.07 per ADS, subject to adjustment as set forth therein. The investor warrants may be exercised on a cashless basis if there is no effective registration statement registering the ADSs underlying the warrants. We paid approximately $140,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 7,492 ADS on the same general terms as the investor warrants except they have an exercise price of $10.125 per ADS.

On February 5, 2018, we sold to certain institutional investors providing for the issuance of an aggregate of 484,848 ADSs in a registered direct offering at $8.25 per ADS resulting in gross proceeds of approximately $4.0 million. In addition, we issued to the investors unregistered warrants to purchase 266,667 ADSs in a private placement. The investor warrants may be exercised at any time for a period of one (1) year following the earlier of (i) the effectiveness date of the registration statement of which this prospectus forms a part, and (ii) 6 months from the issuance date of those warrants. The investor warrants may be exercised for a one year from issuance and have an exercise price of $12.00 per ADS, subject to adjustment as set forth therein. The investor warrants may be exercised on a cashless basis if there is no effective registration statement registering the ADSs underlying the warrants. We paid approximately $280,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 24,242 ADS on the same general terms as the investor warrants except they have an exercise price of $10.31 per ADS.

Item 8.  Exhibits and Financial Statement Schedules

(a)             Exhibits

See Exhibit Index.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)           Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 9.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)          If the registrant is relying on Rule 430B:

(A)         Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)         If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kfar Saba, State of Israel on this 6th day of February 2018.

CELLECT BIOTECHNOLOGY LTD.

By:	/s/ Shai Yarkoni
Dr. Shai Yarkoni
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Dr. Shai Yarkoni	Chief Executive Officer and Director	February 6, 2018
Dr. Shai Yarkoni	(principal executive officer)

/s/ Eyal Leibovitz	Chief Financial Officer	February 6, 2018
Eyal Leibovitz	(principal financial officer and principal accounting officer)

*	Chairman of the Board	February 6, 2018
Kasbian Nuriel Chirich

*	Director	February 6, 2018
Abraham Nahmias

*	Director	February 6, 2018
Dr. Ruth Ben Yakar

*	Director	February 6, 2018
Yuval Berman

*	Director	February 6, 2018
Michael Berelowitz

*	Director	February 6, 2018
David Braun

*	Director	February 6, 2018
Ruhama Avraham

*By:	/s/ Eyal Leibovitz
Eyal Leibovitz Attorney in Fact

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AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Cellect Biotechnology Ltd. has signed this registration statement in the city of Monsey, the State of New York, on February 6, 2018.

Vcorp Services, LLC

By:	/s/ Isaac Muller
Name: Isaac Muller
Title: Authorized Representative

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Association of Cellect Biotechnology Ltd. (unofficial English translation from Hebrew original) (1)

3.2	Certificate of Name Change of Cellect Biotechnology Ltd. (unofficial English translation from Hebrew original) (3)

4.1	Form of Deposit Agreement, by and among Cellect Biotechnology Ltd., The Bank of New York Mellon and the Owners and Holders of American Depositary Shares (4)

4.2	Specimen American Depositary Receipt (included in Exhibit 4.1).

4.3	Form of Warrant Agent Agreement (4)

4.4	Form of Representative’s Warrant (4)

4.5	Form of Investor Warrant issued by Cellect Biotechnology Ltd. in the September 2017 Financing (5)

4.6	Form of Placement Agent Warrant issued by Cellect Biotechnology Ltd. in the September 2017 Financing **

4.7	Form of Investor Warrant issued by Cellect Biotechnology Ltd. in the January 2018 Financing (6)

4.8	Form of Placement Agent Warrant issued by Cellect Biotechnology Ltd. in the January 2018 Financing *

5.1	Opinion of Doron, Tikotzky, Kantor, Gutman & Amit Gross., Israeli counsel to the Registrant*

10.1	Founders Agreement dated June 1, 2011 between Kasbian Nuriel Chirich, Dr. Shai Yarkoni, and Dr. Nadir Askenasy (1)

10.2	Chairman of the Board Agreement dated April 30, 2013 between Cellect Biotechnology Ltd. and Kasbian Nuriel Chirich (unofficial English translation from Hebrew original) (1)

10.3	Employment Agreement dated April 30, 2013 between Cellect Biotechnology Ltd. and Dr. Shai Yarkoni (unofficial English translation from Hebrew original) (1)

10.4	Consulting Agreement dated April 30, 2013 between Cellect Biotechnology Ltd. and Dr. Nadir Askenasy (unofficial English translation from Hebrew original) (1)

10.5	Cellect Biotechnology Ltd. 2014 Global Incentive Option Scheme (1)

10.6	Joint Product Development Agreement dated June 17, 2015 between Cellect Biotechnology Ltd. and Entegris Inc (1)

10.7	Amendment to Dr. Shai Yarkoni Employment Agreement dated July 24, 2016 between Cellect Biotherapeutics Ltd. and Dr. Shai Yarkoni (unofficial English translation from Hebrew original) (3)

10.8	Amendment to Kasbian Nuriel Chirich Employment Agreement dated July 24, 2016 between Cellect Biotherapeutics Ltd. and Kasbian Nuriel Chirich (unofficial English translation from Hebrew original) (3)

10.9	Form of Underwriting Agreement between Cellect Biotechnology Ltd. and H.C. Wainwright & Co. LLC, as representative to the several underwriters named therein (2)

10.10	Form of Securities Purchase Agreement (5)

21.1	Subsidiaries of Cellect Biotechnology Ltd. (1)

23.1	Consent of Kost Forer Gabbay & Kasierer*

23.2	Consent of Doron, Tikotzky, Kantor, Gutman & Amit Gross (included in Exhibit 5.1)*

24.1	Power of Attorney (included in signature page)**

*	Filed Herewith.

**	Previously filed.

(1)	Incorporated herein by reference to the Registration Statement on Form F-1 filed with the SEC on July 7, 2016.

(2)	Incorporated herein by reference to the Registration Statement on Form F-1 filed with the SEC on July 22, 2016.

(3)	Incorporated herein by reference to the Registration Statement on Form F-1 filed with the SEC on July 25, 2016.

(4)	Incorporated herein by reference to the Registration Statement on Form F-1 filed with the SEC on July 26, 2016.

(5)	Incorporated herein by reference to the Current Report on Form 6-K filed with the SEC on September 8, 2017.

(6)	Incorporated herein by reference to the Current Report on Form 6-K filed with the SEC on January 31, 2018.

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